EXHIBIT77C

Columbia Funds Series Trust I - Semi-Annual N-SAR report for the period ending 2/28/13

Columbia Balanced Fund
Columbia Contrarian Core Fund
Columbia Emerging Markets Fund
Columbia Energy and Natural Resources Fund
Columbia Greater China Fund
Columbia Mid Cap Growth Fund
Columbia Select Small Cap Fund
Columbia Small Cap Core Fund
Columbia Small Cap Growth Fund I
Columbia Global Dividend Opportunity Fund
Columbia Technology Fund
Columbia Value and Restructuring Fund
Active Portfolios(r) Multi-Manager Core Plus Bond Fund
Active Portfolios(r) Multi-Manager Small Cap Equity Fund
Active Portfolios(r) Multi-Manager Alternative Strategies Fund
(the "Funds")

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Item 77C- Matters submitted to a vote of security holders:
Columbia Select Small Cap Fund

At a Joint Special Meeting of Shareholders held on February 27, 2013 (the "Meeting"), shareholders of the Fund approved an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Small Cap Growth Fund I (the "Acquiring Fund") in exchange for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the Fund's liabilities. The votes cast for or against as well as the number of abstentions and broker non-votes as to the proposal are set forth below. A vote is based on total dollar interest in the Fund as of the record date for the Meeting.

----------     -------------      -----------      ----------------
Votes For      Votes Against      Abstentions      Broker Non-Votes
----------     -------------      -----------      ----------------
6,056,494         58,475             33,310               0